Exhibit A-2

                          GPU DIVERSIFIED HOLDINGS LLC
                                  Balance Sheet
                                  June 30, 2004
                                   (Unaudited)



Assets

Current assets:
    Cash and temporary cash investments                             $       -
    Accounts receivable                                                 1,579
                                                                     --------

         Total current assets                                           1,579
                                                                     --------

Other property and investments                                         21,764
                                                                     --------


     Total Assets                                                   $  23,343
                                                                     ========




Liabilities & Stockholder's Equity

Current liabilities:
    Accounts payable                                                $      37
    Taxes accrued                                                        (258)
                                                                     --------

         Total current liabilities                                       (221)
                                                                     --------

Deferred credits and other liabilities                                   (774)
                                                                     ---------

Stockholder's equity:
    Common stock & capital surplus                                     27,977
    Retained earnings                                                  (2,456)
    Accumulated other comprehensive income                             (1,183)
                                                                     --------

         Total stockholder's equity                                    24,338
                                                                     --------


         Total Liabilities & Stockholder's Equity                   $  23,343
                                                                     ========


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                                                                    Exhibit A-2

                          GPU DIVERSIFIED HOLDINGS LLC
                             Statement of Operations
                                   (Unaudited)



                                                Three Months      Six Months
                                                   Ended            Ended
                                                June 30, 2004    June 30, 2004
                                                -------------    -------------


Operating Revenues                                $     -           $     -


Operating Expenses                                      11                17
                                                   -------           -------


Operating Loss                                         (11)              (17)


Other Income and Expenses, Net                        (320)             (719)
                                                   -------           -------


Loss Before Income Taxes                              (331)             (736)


    Income tax benefit                                (116)             (258)
                                                   -------           -------


Net Loss                                          $   (215)         $   (478)
                                                   =======           =======